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                                                                    EXHIBIT 10.9

                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                          OFFICE OF SPONSORED PROGRAMS

CONSORTIUM AGREEMENT between the MASSACHUSETTS INSTITUTE OF TECHNOLOGY, hereinafter referred to as "MIT" and NEUROTEC INTERNATIONAL CORP., hereinafter referred to as "the Member."

WHEREAS, MIT and the Member have a mutual interest in the advancement of technology and wish to interact in a program of research ranging from fundamental to concentrated or focused research; and

WHEREAS, MIT and the Member view such interactions as conducive to the ultimate aims of technology transfer; and

WHEREAS, the program contemplated by this agreement will further the instructional and research objectives of MIT in a manner consistent with its status as a non-profit, tax-exempt, educational institution.

NOW, THEREFORE, the parties hereto agree as follows:

1. STATEMENT OF WORK. MIT agrees to use its best efforts to conduct the research projects collectively known as the "Things That Think (TTT) Consortium" as outlined in the Prospectus dated July 1, 1995, which is attached as Exhibit 1.

2. THE TTT CONSORTIUM. (a) The TTT Consortium is an international association of corporate members from Europe, the Americas and the Far East.

      (b) The purpose of the TTT Consortium is to address the future of computation as it is increasingly imbedded in things other than computers. Many scientific, engineering, design-oriented, and human oriented problems revolve around the notion of putting sophisticated computing and communication into everyday artifacts. The critical work required to do this can be cast into two broad categories: substrate technologies and application testbeds.

      Three levels of substrate technologies are seen:

            - SENSING THINGS: materials and devices to enable formerly passive objects to detect, manipulate, transmit, and deliver information about their environment.

            - THINKING LINKS: hardware and software protocols to permit these things to communicate among themselves and with distributed information servers and consumers.

            - UNDERSTANDING THINGS: the high-level tools required to make these objects aware of and sensitive to human intentions and emotions.
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      The application area includes of course the "things" themselves, and involves all aspects of making and using them: developing new design and fabrication methods, exploring the ways they interact with each other and with people, and understanding their role in a broader sociological context. We plan to cross our 3 substrate research areas -- Sensing Things, Thinking Links, Understanding Things -- with 4 testbeds, each testbed representing an ongoing or nascent effort in the MIT Media Laboratory which offers a plausible context for testing, evaluating, proving out concepts and prototypes. These application testbeds are:

            -     Expressive Tools

            -     Thinking Toys

            -     The "Universal Remote"

            -     Making Things

      (c) Each of the corporate members will execute two copies of this standard consortium agreement with MIT. All of these agreements will be similar, except for the membership fees (see Article 8) and payment schedules.

      (d) A decision by a new Media Lab Sponsor to join the TTT Consortium as a Charter Member requires advising MIT in writing on or before 5:00 PM EDT, Monday, July 31, 1995.

      (e) After 5:00 PM EDT, Monday, July 31, 1995, new members, up to an initial membership level of forty (40), may join the TTT Consortium up to October 10, 1995, subject to the following considerations. MIT will formally notify the then current members of the identity of any prospective member, whereupon any current member has up fifteen (15) business days to register any objection to the admission of the prospective member. While, ordinarily, objection by any current member will be sufficient cause not to admit any prospective member, the final decision to admit or not will rest with the Consortium Chairman.

      (f) Within the first six months of the Consortium, new memberships will be retroactive to the start date of the Consortium and new members may be required to pay a late entry premium, with the amount of such premium to be determined by the Consortium Chairman.

      (g) At the discretion of the Consortium Chairman:

            (i)   Any current member of the Media Lab's Media Technology Group
                  (MTG) may convert their current MTG Agreement to a regular five-year TTT Consortium Agreement.

            (ii) Any current member of the Media Lab's Special Fund Group may opt to re-direct a fraction (amounting to at least $100,000/year) to the TTT


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                  Consortium and become a Consortium Member for the balance of the period of their current contract. Such members who wish to continue in TTT must negotiate a renewal no less than one year before the expiration of their current agreement and/or in accordance with the renewal schedule in Article 10.

            (iii) Any current Directed Research Sponsor of the Consortium's co-principal investigators may opt to re-direct at least $100,000/year of their support to the TTT Consortium and become a Consortium Member for the balance of the period of their current contract. Such members who wish to continue in TTT must negotiate a renewal no less than one year before the expiration of their current agreement and/or in accordance with the renewal schedule in Article 10.

      Any current Media Lab sponsor who exercises the options described above, on or before October 10, 1995, will be considered a Charter TTT Member.

      (h) Each Member will designate to MIT two individuals authorized to act on its behalf; one for contract purposes (see Article 16) and the other to serve on the Program Committee as described in Article 3. At the Member's discretion, one individual may serve in both capacities. The Neurotec International Corp. designees will be:

      For Contract Purposes

      Prof. Eberhard Schoneburg
      Director, President and CEO
      Neurotec International Corp.

      For Program Committee

      Mr. Kevin T. Cavanaugh
      Manager, Research and Development
      Neurotec International Corp.

3. PROGRAM COMMITTEE. (a) The Program Committee will include one representative designated by each member company. Serving on and chairing the Program Committee will be the Consortium Chairman, Nicholas P. Negroponte. Also serving on the Program Committee will be the three Co-Principal Investigators -- Professors Neil A. Gershenfeld, Michael J. Hawley and Tod Machover -- and the Program Manager, Dr. Richard A. Bolt.

      (b) The Program Committee will establish guidelines for reviewing and approving research plans. The Program Committee will review all proposed research plans submitted through the Consortium Chairman and will select for funding those research projects of greatest interest.


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      (c) The progress of each selected research project in this program will be reviewed for the Program Committee at regular two-day meetings held twice a year and conducted by the Consortium Chairman.

4. RESEARCH PLANS. (a) The day-to-day research agenda of the TTT Program will be determined by the collective vision of the Consortium members, matched against the Media Laboratory's ability to innovate in the areas encompassed by that vision. Operationally, this will involve the regular review of research plans by the Program Committee pursuant to Article 3 above and the authorization and funding of selected research projects.

      (b) All research plans will be submitted through the Consortium Chairman, who will present them to the Program Committee in accordance with the guidelines established by the Committee.

      (c) Research plans may be proposed by any of the Consortium members in which case the Consortium Chairman and the Principal Investigators will attempt to identify interested Media Laboratory researchers. Research plans may also be proposed to the Consortium Chairman by any of the Media Laboratory investigators.

5. SUPERVISION. (a) Each selected research project will be supervised by designated key MIT personnel under the overall coordination of the Consortium Chairman and the Co-Principal Investigators. Direct project supervision will be furnished by the Co-Principal Investigators as well as an ensemble of Associate Principal Investigators initially comprised of: Mr. Walter Bender; Professors Justine Cassell, Hiroshi Ishii, Marvin Minsky, Seymour Papert, Rosalind Picard, Alex Pentland and Mitchel Resnick.

      (b) Nothing herein contained shall be deemed to create a joint venture or partnership between the parties hereto. Each party hereto shall conduct its efforts pursuant to this Agreement as an independent contractor and not as an agent or employee of the other party. Subject to the provisions of Articles 3 and 4, MIT shall have complete and sole control over the direction of each research project authorized under this agreement.

6. VISITING PRIVILEGES. Sponsors who join the TTT Consortium will have the opportunity to participate in the Media Laboratory's well-developed procedures for collaboration and technology transfer between academia and industry. These include one or two major intentional symposia each year, visits between Lab researchers and the sponsor companies, and joint development projects.

      Two TTT Consortia Program meetings are planned each year at MIT. In addition, each participating company will be entitled to a one-day visit annually to the Laboratory for a special company day designed in consultation with that company, and addressed to that particular company's interests and needs.

7. PERIOD OF PARTICIPATION. The Member's membership in the Consortium shall be for the five year period beginning October 10, 1995 through October 9, 2000 and shall

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      be subject to renewal only by mutual agreement of the parties in accordance with Article 10.

8. MEMBERSHIP FEES. The Member, as its share of the Consortium expenses, will pay to MIT each year during the five year term the sum of $125,000 as a Media Laboratory Consortia Member, Directed Research sponsor with lab-wide intellectual property rights.

      The funds will be used by MIT for the direct and indirect costs of the Consortium program.

      The intellectual property rights referred to in this Article are described in Attachment A, "Intellectual Property Rights of Media Laboratory Sponsors" effective November 30, 1988, Revised January 1, 1993 with notes as of October 1, 1993.

9. PAYMENT. Payments, in U.S. dollars net of taxes or impost of any kind, shall be made to MIT by the Member, quarterly, in advance following receipt of invoices submitted by MIT with the first payment due upon execution and the next payment due on or before January 10, 1996.

10. RENEWALS. TTT is expected to continue for at least the next ten years and the Members participation in the Consortium may be renewed for a subsequent five-year term with an annual renewal cost based on the date of renewal. Early renewals will be encouraged by lower annual membership rates for earlier renewals.

                                                   Renewal Cost per Year      Renewal Cost per Year
       Renewal by Date --                           for 5 year Affiliate        for 5 year Member
       (after x years membership)                  Extension (2000 to 2005)   Extension (2000 to 2005)
       --------------------------                  ------------------------   ------------------------
       by October 10, 1998-- (after  3 years)             $100,000/year           $125,000/year

       by October 10, 1999-- (after 4 years)              $125,000/year           $150,000/year

       by October 10, 2000 -- (after 5 years)             $150,000/year           $175,000/year

11. TERMINATION. The Member may elect not to continue participation in this Consortium upon written notice to MIT of one year prior to the date of intended withdrawal. MIT may terminate the program upon written notice to the Members if conditions preclude continuation of the program and in such case uncommitted fees shall be returned to the Member on a pro rata basis.

12. PUBLICATIONS. MIT will be free to publish the results of research under this Agreement.

13. COPYRIGHTS. Title to and the right to determine disposition of all copyrightable works first developed under this Agreement shall remain with MIT, provided, however, that MIT shall grant to the Member an irrevocable, royalty-free, non-transferable, non-exclusive right and license to use, reproduce, display, distribute and perform all such copyrightable materials published by MIT except that this right and license shall not


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      apply to computer software and its programming documentation developed under the research program, which are covered in Article 14.

14. PATENTS AND COMPUTER SOFTWARE. MIT shall grant to the Member royalty-free rights to any intellectual property developed under the TTT Consortium -- specifically those rights defined for a "Consortia Member or "Consortia Affiliate" in "Intellectual Property Rights of Media Laboratory Sponsors" (Attachment A). In addition, depending on their class of membership, they will receive rights to all other intellectual property at the Media Laboratory under the terms defined for that class of membership.

15. USE OF NAMES. Neither party will use the name or trademarks of the other in any advertising or other form of publicity without the written permission of the other; in the case of MIT, that of the Director of the News Office.

16. NOTICES. Any notices required to be given or which shall be given under this Agreement shall be in writing delivered by first class mail (air mail if not domestic), addressed to the parties as follows:

        MASSACHUSETTS INSTITUTE                 NEUROTEC INTERNATIONAL
             OF TECHNOLOGY                               CORP.
Ms.  Julie Norris                       Prof.  Eberhard Schoneberg

Director, Office of Sponsored Programs  Director, President and CEO

Massachusetts Institute of Technology   Neurotec International Corp.

77 Massachusetts Avenue                 Four Copley Place, Sky Lobby, Suite 102

Cambridge, MA 02139                     Boston, MA 02116

Phone # 617-253-2492                    Phone # 617-266-5542

Fax #617-253-4734                       Fax # 617-266-5779

      In the event notices, statements and payments required under this Agreement are sent by certified or registered mail by one party to the other party at its above address, such notices shall be deemed to have been given as of the date so mailed. In the event such notices are not given by certified or registered mail, they shall be deemed to have been given as of the date received.

17. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire business and assets of the respective parties hereto. This Agreement shall not be assignable by either party without the prior written consent of the other party; any attempted assignment is void.


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18.   GOVERNING LAW. The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the Commonwealth of Massachusetts and the United States.

19. GOVERNING LANGUAGE. In the event that a translation of this Agreement is prepared and signed by the parties for the convenience of the Member, this English language version shall be the official version and shall govern if there is conflict between the two.

20. EXPORT CONTROLS. It is understood that MIT is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable U.S. export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by the Member that the Member will not re-export data or commodities to certain foreign countries without prior approval of the cognizant government agency. While MIT agrees to cooperate in securing any license which the cognizant agency deems necessary in connection with this Agreement, MIT cannot guarantee that such licenses will be granted.

21. FORCE MAJEURE. MIT shall not be responsible to the Member for failure to perform any of the obligations imposed by this Agreement, where such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage or any cause beyond the reasonable control of MIT.

22. ENTIRE AGREEMENT. Unless otherwise specified, this Agreement embodies the entire understanding between MIT and the Member for this project, and any prior or contemporaneous representations, either oral or written, are hereby superseded. No amendments or changes to this Agreement, including, without limitation, changes in the statement of work, total estimated cost, and period of performance, shall be effective unless made in writing and signed by authorized representatives of the parties.


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MASSACHUSETTS INSTITUTE                       NEUROTEC INTERNATIONAL CORP.
OF TECHNOLOGY



By: /s/ Philip J. Keohan                      By: /s/ Eberhard Schoneburg
   -------------------------                      ----------------------------
      Philip J.  Keohan                       Prof.  Eberhard Schoneburg

Title: Comptroller, Financial Operations      Title: Director, President and CEO

Date: August 18, 1995                         Date: October 1, 1995


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